EXHIBIT 99.1
FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED AND PRO FORMA FINANCIAL INFORMATION
THE GEO GROUP, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm
To the Shareholders
CentraCore Properties Trust (f/k/a Correctional Properties Trust)
We have audited the accompanying consolidated balance sheets of CentraCore Properties Trust (f/k/a Correctional Properties Trust) (the Company) (a Maryland real estate investment trust) and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CentraCore Properties Trust at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of CentraCore Properties Trust’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 6, 2006, not provided herein, expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Certified Public Accountants

Miami, Florida
March 6, 2006

CENTRACORE PROPERTIES TRUST (f/k/a CORRECTIONAL PROPERTIES TRUST)
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and December 31, 2004

(Amounts in thousands, except share and per share amounts)	2005	2004
Assets
Real estate properties, at cost:
Correctional and detention facilities	$257,516	$243,747
Less—accumulated depreciation	(40,078)	(34,221)

Net real estate properties	217,438	209,526
Cash and cash equivalents	414	5,004
Deferred financing costs, net	644	1,345
Corporate office, net	1,388	—
Other assets	2,535	2,441

Total assets	$222,419	$218,316

Liabilities and shareholders’ equity
Liabilities
Accounts payable and accrued expenses	$4,523	$3,243
Revolving line of credit	4,500	—

Total liabilities	9,023	3,243

Commitments and contingencies

Shareholders’ equity
Preferred shares, $.001 par value; 50,000,000 shares authorized; none outstanding	—	—
Common shares, $.001 par value; 150,000,000 shares authorized; 10,997,250 and 10,992,750 shares issued and outstanding, respectively	11	11
Capital in excess of par value	220,835	220,709
Distributions in excess of accumulated earnings	(7,370)	(5,625)
Unearned compensation	(80)	(22)

Total shareholders’ equity	213,396	215,073

Total liabilities and shareholders’ equity	$222,419	$218,316

The accompanying notes to the consolidated financial statements are an integral part of these statements.

CENTRACORE PROPERTIES TRUST (f/k/a CORRECTIONAL PROPERTIES TRUST)
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2005, 2004 and 2003

(Amounts in thousands, except share and per share amounts)	2005	2004	2003
Revenue
Rental	$27,945	$27,076	$25,658
Interest	108	28	47

	28,053	27,104	25,705

Expenses
Depreciation	5,859	5,795	5,612
General and administrative	3,025	2,684	1,969
Interest	1,106	1,130	5,103

	9,990	9,609	12,684

Income from continuing operations	18,063	17,495	13,021
Discontinued operations
Income from operations of discontinued facilities (including net gain on sale of $4,969 in 2004)	—	6,175	718

Net income	$18,063	$23,670	$13,739

Basic net income per common share:
Continuing operations	$1.64	$1.60	$1.44
Discontinued operations	—	.56	.08

Total	$1.64	$2.16	$1.52

Diluted net income per common share:
Continuing operations	$1.63	$1.58	$1.42
Discontinued operations	—	.56	.08

Total	$1.63	$2.14	$1.50

Weighted average number of common shares and common share equivalents outstanding:
Basic	10,991	10,980	9,048
Diluted	11,092	11,084	9,144
Distributions declared per common share outstanding	$1.80	$1.98	$1.72
The accompanying notes to the consolidated financial statements are an integral part of these statements.

CENTRACORE PROPERTIES TRUST (f/k/a CORRECTIONAL PROPERTIES TRUST)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended December 31, 2005, 2004 and 2003
(Amounts in thousands, except per share amounts)

	Common shares
				Distributions	Accumulated
		Par	Capital in excess of	in excess of accumulated	other comprehensive	Unearned
	Shares	Amount	par value	earnings	loss	Compensation	Total
Balance, December 31, 2002	7,350	$7	$135,302	$(5,234)	$(2,619)	—	127,456
Exercise of stock options	368	1	6,862	—	—	—	6,863
Issuance of common shares in a secondary offering, net of $4,984 of offering costs	3,250	3	77,888	—	—	—	77,891
Granting of deferred shares	—	—	216	—	—	—	216
Net income	—	—	—	13,739	—	—	13,739
Unrealized gain on derivative instruments	—	—	—	—	48	—	48
Losses reclassified into earnings from other comprehensive loss	—	—	—	—	2,571	—	2,571

Comprehensive income	—	—	—	—	—	—	16,358

Distributions to shareholders ($1.72 per share)	—	—	—	(16,036)	—	—	(16,036)

Balance, December 31, 2003	10,968	11	220,268	(7,531)	—	—	212,748
Exercise of stock options	23	—	366	—	—	—	366
Issuance of restricted stock	2	—	75	—	—	(75)	—
Recognition of unearned compensation expense	—	—	—	—	—	53	53
Net income	—	—	—	23,670	—	—	23,670
Distributions to shareholders ($1.98 per share)	—	—	—	(21,764)	—	—	(21,764)

Balance, December 31, 2004	10,993	11	220,709	(5,625)	—	(22)	215,073
Issuance of restricted stock	4	—	113	—	—	(113)	—
Granting of deferred shares	—	—	13	—	—	—	13
Recognition of unearned compensation expense	—	—	—	—	—	55	55
Net income	—	—	—	18,063	—	—	18,063
Distributions to shareholders ($1.80 per share)	—	—	—	(19,808)	—	—	(19,808)

Balance, December 31, 2005	10,997	$11	$220,835	$(7,370)	$—	$(80)	$213,396

The accompanying notes to the consolidated financial statements are an integral part of these statements.

CENTRACORE PROPERTIES TRUST (f/k/a CORRECTIONAL PROPERTIES TRUST)
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2005, 2004 and 2003

(Amounts in thousands)	2005	2004	2003
Cash flows from operating activities
Income from continuing operations	$18,063	$17,495	$13,021
Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation of real estate properties	5,859	5,795	5,612
Amortization of deferred financing costs	708	709	774
Stock based compensation	68	53	216
Changes in operating assets and liabilities net of effect of discontinued operations in 2004 and 2003:
Other assets	(94)	(202)	(20)
Accounts payable and accrued expenses	353	1	502

Net cash provided by operating activities of continuing operations	24,957	23,851	20,105

Income from discontinued operations	—	6,175	718
Adjustments to reconcile income from discontinued operations to net cash provided by discontinued operations:
Depreciation of real estate properties	—	964	1,784
Amortization of deferred financing costs	—	59	70
Gain on sale of real estate properties	—	(4,969)	—
Changes in net assets held for sale	—	(125)	(371)
Changes in liabilities associated with assets held for sale	—	(964)	(11)

Net cash provided by operating activities of discontinued operations	—	1,140	2,190

Net cash provided by operating activities	24,957	24,991	22,295

Cash flows from investing activities
Net proceeds from the sale of real estate properties included in discontinued operations	—	51,261	—
Acquisition of corporate office condominium	(1,225)	—	—
Construction in-progress	(7,519)	—	—
Acquisition of real estate properties	(3,508)	—	(21,308)

Net cash (used in) provided by investing activities	(12,252)	51,261	(21,308)

Cash flows from financing activities
Distributions to shareholders	(21,788)	(19,784)	(16,036)
Proceeds from exercise of stock options	—	366	6,863
Proceeds from common stock offering (net of $4,984 of offering costs)	—	—	77,891
Net draws (repayments) under revolving line of credit	4,500	(3,800)	(70,200)
Repayments on bonds included in discontinued operations	—	(55,855)	(925)
Restricted cash included in discontinued operations	—	7,166	(12)
Deferred financing costs	(7)	(9)	(2,233)

Net cash used in financing activities	(17,295)	(71,916)	(4,652)

Net (decrease) increase in cash and cash equivalents	(4,590)	4,336	(3,665)
Cash and cash equivalents, beginning of year	5,004	668	4,333

Cash and cash equivalents, end of year	$414	$5,004	$668

Supplemental disclosure:
Cash paid for interest (net of amount capitalized)	$253	$4,673	$8,525

The accompanying notes to the consolidated financial statements are an integral part of these statements.

CENTRACORE PROPERTIES TRUST (f/k/a CORRECTIONAL PROPERTIES TRUST)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
1. ORGANIZATION AND OPERATIONS
     CentraCore Properties Trust (the “Company”), which changed its name effective at the close of business on December 20, 2005 from Correctional Properties Trust, was formed in February 1998 as a Maryland real estate investment trust to capitalize on the growing trend toward privatization in the corrections industry by acquiring correctional and detention facilities from both private prison owners and operators and government entities. At December 31, 2005, the Company owned twelve facilities of which eleven were leased to The GEO Group, Inc. (together with its subsidiaries, “GEO”) formerly known as Wackenhut Corrections Corporation, and one was leased to Community Education Centers, Inc (“CEC”). The Company operates in only one segment.
     On April 28, 1998, the Company commenced operations after completing its initial public offering (the “IPO”). Simultaneous with the completion of the IPO, the Company acquired the following eight correctional and detention facilities (the “Initial Facilities”), located in five states with an aggregate design capacity of 3,154 beds, from GEO for an aggregate purchase price of $113,000,000 (collectively, the “Formation Transactions”):
(i)	Aurora INS Processing Center (Aurora, Colorado);

(ii)	McFarland Community Correctional Facility (McFarland, California);

(iii)	Queens Private Correctional Facility (New York, New York);

(iv)	Central Valley Community Correctional Facility (McFarland, California);

(v)	Golden State Community Correctional Facility (McFarland, California);

(vi)	Desert View Community Correctional Facility (Adelanto, California);

(vii)	Broward County Work Release Center (Broward County, Florida); and

(viii)	Karnes County Correctional Center (Karnes County, Texas).
     As part of the Formation Transactions, the Company also entered into agreements with GEO to lease the Initial Facilities back to GEO pursuant to long-term, non-cancelable triple-net leases (the “Leases”) which require GEO to pay all operating expenses, property taxes, insurance and other costs. The Leases provide for an initial term of 10 years that may generally be extended by GEO for three five-year terms at fair market rental rates. The Leases provide for a base rent equal to 9.5% of the total purchase price of each Initial Facility and annual rent escalations equal to the annual increase in the Consumer Price Index—All Urban Consumers, as published by the Bureau of Statistics of the United States Department of Labor (the “CPI”), subject to a minimum annual increase of 3% at the end of years one and two and a maximum annual increase of 4% throughout the term of the Leases.
     Further, the Company has entered into a Right to Purchase Agreement with GEO, pursuant to which the Company will have the right, during the 15 years following the consummation of the IPO (so long as there are any leases in force between the Company and GEO), to acquire and leaseback to GEO any future facilities, subject to exception where the sale or transfer of ownership of a facility is previously restricted and subject to purchase option time constraints on each specific property.
     On October 30, 1998, CentraCore Properties Trust completed the acquisition of the 600-bed medium security Lea County Correctional Facility in Hobbs, New Mexico (the “Hobbs Facility”) for approximately $26,500,000.
     On January 15, 1999, the Company completed the acquisition of the 600-bed expansion of the Hobbs Facility for approximately $20,000,000 and the Lawton Correctional Facility (the “Lawton Facility”) for approximately $46,000,000. On July 1, 1999, the Company acquired the industries building at the Hobbs Facility for $1,600,000. GEO leased the Lawton Facility and the Hobbs Facility from the Company for the same base rent and escalation percentage as the Initial Facilities for an initial term of ten years, with three additional renewal options for terms of five years each. The renewal terms are to be determined by fair market rental rates.
     On January 7, 2000, the Company purchased the Jena Juvenile Justice Center (the “Jena Facility”) from GEO for approximately $15,300,000 using proceeds available under the Amended Bank Credit Facility (See Note 3). GEO has leased the 276-bed facility located in Jena, Louisiana at an initial lease rate of 11% with 4% annual escalators for an initial term of ten years, with three additional renewal options for terms of five years each in length at fair market rental rates. The lease provides for fixed rental payments to the Company without regard for occupancy.

     GEO does not presently have a correctional facility operating or management contract with a governmental agency for the Jena Facility, and as a result this facility is vacant. However, GEO continues to make rental payments to the Company as required under the terms of the leases.
     On March 16, 2001, the Company acquired the Mountain View Correctional Facility (the “Mountain View Facility”) in Spruce Pine, North Carolina, for approximately $25,200,000, including transaction costs, from an unrelated third party. The 576-cell, medium security prison was leased to the State of North Carolina, and was subject to the terms of an existing long-term, triple-net lease, which was assigned by the previous facility owner to the Company. The North Carolina Department of Correction operated the facility. The initial lease on this facility, which became effective December 1998, included cash rental payments of $2,768,700 during the first year of the lease, payable monthly in arrears. On each anniversary date, the rental payment escalated in accordance with increases in the Consumer Price Index (CPI), with a minimum increase of 3.5%, and a maximum increase of 4%. The initial term of the lease was ten years, with two, ten-year renewals at the State of North Carolina’s option. The lessee had the option to acquire the facility in December 2004, for $26,215,800. The lessee exercised its option in July 2004 and purchased the facility from the Company in November 2004 (See Note 4). In an effort to minimize the costs and expenses associated with the selling of the Mountain View Facility and the Pamlico Facility, a single closing date was agreed to for the transactions. The closing date of November 4, 2004 was selected as it represented the approximate midpoint of the dates upon which each option became exercisable.
     On June 28, 2001, the Company transferred the Mountain View Facility, subject to its mortgage, to Correctional Properties Prison Finance LLC (formerly known as Correctional Properties North Carolina Prison Finance LLC) (“CP Prison Finance”), a newly formed and wholly owned subsidiary of the Company. Concurrently, the Company refinanced the Mountain View Facility using a portion of the proceeds from the issuance of $57,535,000 of Taxable Mortgage Revenue Bonds, Series 2001 (the “Bonds”). This refinancing included repayment of the proceeds drawn under the Amended Bank Credit Facility (See Note 3) to purchase the Mountain View Facility. As a result of the sale of the Mountain View Facility and Pamlico Facility (see below), the Company repaid all of the outstanding balance of the Bonds at par in November 2004 (See Note 4).
     On June 28, 2001, CP Prison Finance acquired the Pamlico Correctional Facility (the “Pamlico Facility”) in Bayboro, North Carolina for approximately $24,300,000, including transaction costs, from an unrelated third party. This 576-cell, medium-security prison was leased to the State of North Carolina, and was subject to the terms of an existing long-term, triple-net lease, which was assigned by the previous facility owner to the Company. The North Carolina Department of Correction operated the facility. The initial lease on the Pamlico Facility, which became effective in August of 1998, included annual cash rental payments of $2,664,300 during the first year of the lease, payable monthly in arrears. On each anniversary date of the lease, the rental payment escalated in accordance with increases in the CPI, with a minimum increase of 3.5%, and a maximum increase of 4%. The initial term of the lease was ten years, with two, ten-year renewals at the State of North Carolina’s option. The Company acquired the Pamlico Facility using a portion of the proceeds from the issuance of the Bonds. The lessee had the option to acquire the facility in August 2004, for $25,228,900. The lessee exercised its option in July 2004 and purchased the facility from the Company in November 2004 (See Note 4).
     On May 29, 2003, the Company acquired Delaney Hall, a 726 bed, minimum-security, correctional facility located in Newark, New Jersey, for approximately $21,000,000 plus transaction costs. The seller, Community Education Centers, Inc., leased Delaney Hall back from the Company subject to the terms of a ten-year, triple-net lease, with three additional renewal options of five years each at the option of CEC. The initial cash lease rate was 11% of the purchase price or $2,310,000 per annum, with 3% fixed annual increases on each anniversary. Under accounting principles generally accepted in the United States, the lease revenue will be recognized at a straight-line lease rate of 12.61% of the purchase price. The Company completed this acquisition using cash on hand, plus $17,000,000 drawn under the Amended Bank Credit Facility. The Company executed an intercreditor agreement with CEC’s senior lender granting certain rights to the senior lender to permit a cure by such lender of CEC’s events of default subject to such lender paying all lease obligations including rental payments and impositions, thereby preventing the termination of the CEC lease by the Company. As part of the transaction, a security deposit of approximately $662,000 was delivered by CEC to the Company which may be used by the Company to the extent required for the payment of rent or any other lease obligation if an event of default occurs.

     In July 2003, the Company completed a public offering of 3,250,000 common shares at $25.50 per share, under its shelf registration statement. The gross proceeds from the offering of $82,875,000 less expenses of $4,984,000, which includes underwriters’ fees and expenses associated with the offering, generated net proceeds to the Company of approximately $77,891,000. The net proceeds of the offering were used to pay down the outstanding balance of the Company’s Amended Bank Credit Facility.
     On May 27, 2005, the Company amended the terms of the lease agreement with GEO, dated January 15, 1999, relating to the Lawton Correctional Facility. Pursuant to this First Amendment to Lease Agreement (the “Amended Lease”), the Company completed the acquisition of an existing 300-bed expansion to the Lawton Correctional Facility in Lawton, Oklahoma from GEO. The acquisition was completed using cash on hand, and no debt was incurred. However, the facility is subject to a mortgage under the Amended Bank Credit Facility. The purchase price was $3.5 million. The acquired 300-bed expansion is leased to GEO at an initial annual rate of 9.5 percent of the Company’s purchase price which equates to $332,500 of rent per year.
     The Amended Lease also provided for the Company to fund up to $23 million for a new 600-bed expansion being constructed onto the existing medium-security prison. The Company is not obligated to fund more than $23 million of the costs for the 600-bed expansion, which is the expected cost of the expansion. The Company may however, with no obligation to do so, advance more than $23 million if it so elects, with the additional costs reflected accordingly in the Amended Lease. If the Company does not elect not to fund the costs, if any, in excess of $23 million, GEO shall be responsible for any such costs. The 600-bed expansion is a build-to-suit project, with GEO providing design and development expertise. The Company has incurred approximately $10,261,000 of construction and related costs including approximately $26,000 of capitalized interest in connection with the new 600-bed expansion, and these costs are included in Correctional and Detention Facilities in the accompanying Consolidated Balance Sheet as of December 31, 2005. The new 600-bed expansion will also be leased to GEO at an initial rate of 9.5 percent of the Company’s total costs when it is completed. The Amended Lease provides a maturity date of 10 years on the entire 2,518-bed facility and will commence when the new 600-bed expansion is completed but no later than December 2006.
     On October 14, 2005, the Company closed on its purchase of an office condominium located in Palm Beach Gardens, Florida which the Company utilizes as its corporate office. The total cost of the office condominium was $1,389,000. The Company moved into the new office condominium in December 2005. As owners of the office condominium, the Company is responsible for paying all direct expenses associated with the building ownership, including real estate taxes, insurance and maintenance costs.
2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The consolidated financial statements of the Company include all the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.
Cash and Cash Equivalents
     The Company considers all short-term, highly liquid investments that are readily convertible to cash and have an original maturity of three months or less at the time of purchase to be cash equivalents.
Deferred Financing Costs
     Deferred financing costs, which are the costs of obtaining the Amended Bank Credit Facility, are being amortized on a straight-line basis over the term of the debt. This method approximates the effective interest rate method. Accumulated amortization of deferred financing costs at December 31, 2005 and 2004 was approximately $1,487,000 and $779,000, respectively.
Real Estate Properties
     Real estate properties are recorded at cost. Acquisition costs and transaction fees directly related to each property are capitalized as a cost of the respective property. The purchase price of properties is allocated to tangible and intangible assets and liabilities based on their respective values in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, which was effective July 1, 2001. The tangible cost of real estate properties acquired is allocated between land, buildings and improvements, and machinery and equipment based upon the relative fair value of each component at the time of acquisition. Depreciation is provided for on a straight-line basis over an estimated useful life ranging from 27-40 years for buildings and improvements. The intangible costs of real estate properties are allocated to above or below market in-place leases and other lease origination costs. These intangible costs are amortized over the remaining term of the corresponding leases.
     Components of these real estate investments at cost are as follows at December 31, 2005 and 2004 (in thousands):

	2005	2004
Land	$11,942	$11,942
Buildings and improvements	235,313	231,805
Construction in-progress	10,261	—

	$257,516	$243,747

Long-Lived Assets
     Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable. If such changes or circumstances exist, management will evaluate estimated undiscounted cash flows expected to be generated from the related long-lived assets. If such undiscounted cash flow estimates are less than the carrying values of the related assets, the Company would measure impairment as the difference between fair value and the net book value of the related asset.
Leases and Rental Income
     All leases are accounted for as operating leases. Lease revenue is recognized on a straight-line basis over the lease term including the impact of the scheduled rent increases which are determinable in amount at the inception of the lease. Any increases in the lease revenue due to scheduled rent increases which were not determinable at the inception of the lease will be recognized when determinable. The annual minimum rent to be received for correctional and detention facilities under non-cancelable operating leases as of December 31, 2005 is as follows (in thousands):

Fiscal year	Annual Rent
2006	$28,434
2007	28,594
2008	20,026
2009	5,530
2010	2,846
Thereafter	7,101

$92,531

     For the year December 31, 2005, the revenue generated from GEO and CEC represented 91% and 9%, respectively, of total rental revenue. For the year December 31, 2004, the revenue generated from GEO, the State of North Carolina and CEC represented 75%, 17% and 8%, respectively, of total rental revenue. For the year December 31, 2003, the revenue generated from GEO, the State of North Carolina and CEC represented 74%, 21% and 5%, respectively, of total rental revenue.
Federal Income Taxes
     The Company sought qualification as a Real Estate Investment Trust (“REIT”) under the Internal Revenue Code commencing with its taxable period ended December 31, 1998 and each subsequent year. The Company intends to continue to seek to qualify as a REIT in future years. As a result, management believes the Company will generally not be subject to federal income tax on its taxable income at corporate rates to the extent it distributes annually at least 90% of its taxable income to its shareholders and complies with certain other requirements. Accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements.
     If the Company fails to qualify as a REIT in any taxable year, it would be subject to federal income tax on its taxable income. Such an event could materially affect the Company’s net income. However, the Company believes that it is organized and operates in such a manner as to qualify for treatment as a REIT.

     Reconciliation Between Net Income and Estimated Taxable Income (in thousands) (Unaudited):

	For the years ended December 31,
	2005	2004	2003
Net income	$18,063	$23,670	$13,739
Straight-line rent adjustments	(23)	(335)	(511)
Net tax gain on sale of real estate in excess of GAAP gain on sale	—	2,224	—
Excess of Tax depreciation over GAAP depreciation	(1,070)	(1,436)	(1,739)
Tax stock option compensation expense in excess of GAAP	—	(138)	(851)
Other adjustments	40	(72)	152

Taxable income	17,010	23,913	10,790
Less capital gains	—	(8,044)	—

Adjusted taxable income subject to 90% dividend requirement	$17,010	$15,869	$10,790

     Reconciliation Between Cash Distribution and Distributions Paid Deduction (in thousands) (Unaudited):

	For the years ended December 31,
	2005	2004	2003
Cash dividends paid	$21,788	$19,784	$16,036
Less: Dividends on deferred shares and non-vested restricted stock	(25)	(17)	—
Less: Dividends treated as return of capital	(607)	—	(5,246)
Less: Dividends designated to prior year	(4,146)	—	—
Plus: Dividends paid in subsequent year treated as paid in current year	—	1,978	—
Plus: Dividends designated from following year	—	2,168	—

Dividends paid deduction	$17,010	$23,913	$10,790

     Characterization of Distributions Per Share (Unaudited):

	For the years ended December 31,
	2005		2004		2003
	$	%	$	%	$	%
Ordinary income	$1.7406	96.7%	$1.2474	63.0%	$1.12144	65.2%
Capital gains	—	—%	.7326	37.0%	—	0.00%
Return of capital	.0594	3.3%	—	0.00%	.59856	34.8%

Total dividend distributions per share	$1.80	100%	$1.98	100%	$1.72	100%

Fair Value of Financial Instruments
     The carrying value of cash and cash equivalents, accounts payable and accrued expenses and the revolving line of credit approximates fair value.
Interest Rate Swaps
     The Company applies the provisions of Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and 138, related to its use of derivative financial instruments. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or a liability measured at its fair value. SFAS 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. From time to time, the Company utilizes interest rate swap derivative instruments to manage changes in market conditions related to interest rate payments on certain of its variable rate debt obligations.
     As a result of the repayment of the Amended Bank Credit Facility of $78 million in July 2003 using the proceeds from the July 2003 public offering, which in effect eliminated the like amount of variable rate borrowings associated with interest rate swap agreements, the Company terminated $66 million of interest rate swap agreements. The cost of terminating the interest rate swap agreements was approximately $1.0 million and was recorded as interest expense in the consolidated statements for the year ended December 31, 2003. As of December 31, 2005 and 2004, the Company has no interest rate swap agreements in effect.
Concentration of Credit Risk
     As the Company enters into certain derivative financial instruments, counterparties expose the Company to credit related losses in the event of non-performance. The Company monitors the credit worthiness of the counterparties. The Company does not customarily obtain collateral in connection with its derivative financial instruments.
Use of Estimates in the Preparation of Financial Statements
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could vary from those estimates. Significant estimates include the useful lives and related depreciation of real estate properties and the fair value of the derivative financial instruments.
Employee Stock-Based Compensation Plans
     The Company accounts for stock-based compensation utilizing the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for its employee stock plans because the exercise prices of the stock options granted equal the market prices of the underlying stock on the dates of grant. Had compensation for the Company’s stock-based compensation plans been determined pursuant to SFAS No. 123, “Accounting for Stock-Based Compensation”, the Company’s net income and earnings per share would have decreased accordingly.
     The following table represents the effect on net income and earnings per share if the Company had applied the fair value based method pursuant to SFAS No. 123, to employee stock-based compensation plans. (In thousands except per share amounts)

	For the years ended December 31,
	2005	2004	2003
Net income, as reported	$18,063	$23,670	$13,739
Add: stock-based compensation expense included in net income as reported	68	53	216
Deduct: stock-based compensation expense determined under the fair value based method for all awards	(100)	(109)	(341)

Pro forma net income	$18,031	$23,614	$13,614

Net income per common share
Basic, as reported	$1.64	$2.16	$1.52
Basic, pro forma	$1.64	$2.15	$1.50

Diluted, as reported	$1.63	$2.14	$1.50
Diluted, pro forma	$1.63	$2.13	$1.49

     As of December 31, 2005, the Company had options with respect to an aggregate of 141,750 common shares available for grant. The Company applies APB Opinion No. 25 and related interpretations in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for its employee stock plans. Had compensation for the Company’s stock-based compensation plans been determined pursuant to SFAS No. 123, “Accounting for Stock-Based Compensation”, the Company’s net income and earnings per share would have decreased accordingly. The Company did not grant any stock options in 2005 and 2004. The Company’s pro forma information regarding net income and net income per share has been determined using the Black-Scholes option-pricing model based on the following assumptions:

2003
Weighted average fair value of options granted	$2.81
Risk-free interest rate	4.00%
Expected life (years)	8
Expected volatility	32.2%
Quarterly dividend rate	7.6%
Comprehensive Income
     The components of the Company’s comprehensive income are as follows (in thousands):

	For the years ended December 31,
	2005	2004	2003
Net income	$18,063	$23,670	$13,739
Unrealized gain on derivative instruments	—	—	48
Losses reclassified into earnings from other comprehensive loss	—	—	2,571

Comprehensive income	$18,063	$23,670	$16,358

Recent Accounting Pronouncements
     On December 16, 2004, FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.
     On April 15, 2005, the Securities and Exchange Commission posted Final Rule Number 33-8568, “Amendment to Rule 4-01(a) of Regulation S-X Regarding the Compliance Date for Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment,” which is effective as of April 21, 2005. Under the Commission’s amendment, the Company is required to file financial statements that comply with SFAS No. 123R in its Quarterly Report on Form 10-Q for the first quarter of the first fiscal year that begins after June 15, 2005, and the Company is permitted, but is not required, to comply with SFAS No. 123R for periods before the required compliance date. The Company has adopted SFAS No. 123R effective January 1, 2006. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share in Note 2 to the consolidated financial statements.
3. AMENDED BANK CREDIT FACILITY
     On November 25, 2003, the Company entered into its Amended and Restated Credit Agreement (the “Amended Bank Credit Facility”) initially consisting of a $95 million secured revolving credit facility. The Amended Bank Credit Facility replaces the Company’s original secured line of credit which matured on October 1, 2003 but was extended up until the closing of the Amended Bank Credit Facility. The proceeds of the Amended Bank Credit Facility, which has a term of thirty-six (36) months and matures on November 24, 2006, may be used to finance the construction and acquisition of correctional and detention facilities, to expand or improve current facilities and for general working capital purposes. The

Amended Bank Credit Facility includes a swingline component and provisions to increase the Amended Bank Credit Facility up to a total of $200 million by increasing the Revolver, and/or by originating a new term loan of up to $100 million, subject to successful syndication and closing.
     The Amended Bank Credit Facility is secured by the Company’s facilities, other than the Queens Facility and the Mesa Verde Facility, and permits aggregate borrowings of up to 50% of the total value of the facilities, known as the Pledge Pool, which is calculated as the lesser of the aggregate of the historical cost of the Company’s facilities or the aggregate of the appraised value of those facilities (the “Total Value”). Under the terms of the Amended Bank Credit Facility, the Company is restricted from paying dividends in excess of the lesser of 100% of Cash Available for Distribution (as defined) or 95% of Funds from Operations plus, in either case 100% of the amount of any capital gain from dispositions of facilities. The Amended Bank Credit Facility includes a requirement that the Company enter into specified interest rate swap agreements within sixty days following an increase in the borrowings for a portion of the amounts drawn, which effectively fixes the interest rate on a significant portion of the borrowings. However, in January 2006, the Company amended the requirement to eliminate the need to enter into interest rate swaps agreements to the extent the borrowings on the Amended Bank Credit Facility are less than $30 million. The Company’s ability to borrow under the Amended Bank Credit Facility is subject to the Company’s compliance with a number of restrictive covenants and other requirements.
     Borrowings under the Amended Bank Credit Facility bear interest at either the Base Rate or Eurodollar Rate at the option of the Company. The Base Rate is equal to the sum of (a) the higher of (i) the Federal Funds Rate plus 50 basis points and (ii) the Prime Rate plus (b) the Base Rate Applicable Margin, which ranges from 0 to 75 basis points depending upon the ratio of consolidated total liabilities to consolidated total assets. The Eurodollar Rate is equal to LIBOR plus the Eurodollar Rate Applicable Margin, which ranges from 275 to 350 basis points depending upon the ratio of consolidated total liabilities to consolidated total assets. The interest period on Eurodollar rate loans may be of one, two, three, six or nine months at the option of the Company. The Applicable Margins for Base Rate Loans and Eurodollar Rate Loans described above in the Amended Bank Credit Facility were 0 and 275 basis points at December 31, 2005, respectively. The Company is required to pay on a quarterly basis an unused fee under the Amended Bank Credit Facility, which ranges from 35 to 50 basis points depending upon the ratio of consolidated total liabilities to consolidated total assets, on the amount by which the available borrowing capacity exceeds the amounts outstanding. The unused fee at December 31, 2005 was 35 basis points. Economic conditions could result in higher interest rates, which could increase debt service requirements on borrowings under the Amended Bank Credit Facility and which could, in turn, reduce the amount of cash available for distribution. Upon the closing of the Amended Bank Credit Facility, the Company paid fees and expenses of approximately $2.1 million.
     As of December 31, 2005, the amount of outstanding indebtedness under the $95 million Amended Bank Credit Facility was $4.5 million. As of December 31, 2005, the Company had $90.5 million of available borrowing capacity under its Amended Bank Credit Facility, including $7.5 million available to be drawn on the swing line component of the Amended Bank Credit Facility for general working capital requirements. The interest rate on the $4.5 million outstanding balance at December 31, 2005 was at the Base Rate of 7.25%. All borrowings under the Amended Bank Credit Facility are subject to the Company’s compliance with several restrictive covenants prior to any such amounts being drawn to finance the acquisition of correctional and detention facilities and/or to expand the Facilities and for general working capital requirements.
     In order for a facility to be initially included in the Pledge Pool Borrowing Base (“Pledge Pool”), the lessee of the facility must be in full compliance with the material terms and conditions contained in the operating or management contract with the governmental agency. However, in the event that any facility, after becoming a part of the Pledge Pool, becomes vacant such property shall continue to be included in the Pledge Pool so long as the lease agreement with respect to such property is in full force and effect and the inclusion of such property in the Pledge Pool would not cause the sum of the appraised values of all vacant properties in the Pledge Pool to exceed 20% of the Total Value.
     GEO does not presently have a correctional facility operating or management contract with a governmental agency for the Jena Facility. However, GEO continues to make rental payments to the Company as required under the terms of the non-cancelable lease. The appraised value of this facility is approximately seven percent of the Total Value, and therefore, does not exceed 20% of the Total Value. As a result, the Jena Facility continues to be included in the Pledge Pool.

4. DISCONTINUED OPERATIONS
     After receiving written notice in July 2004 from the State of North Carolina of the exercise of its option to purchase the Pamlico Facility and the Mountain View Facility from the Company per the terms of the lease agreements, the Company completed the sale of the facilities to the State of North Carolina in November 2004. Per the terms of the lease agreements, the Company sold the Pamlico Facility and Mountain View Facility to the State of North Carolina for $25,228,900 and $26,215,800, respectively. The Company recognized a combined net gain on the sale of approximately $4,969,000 in 2004.
     As a result of the sale, certain amounts in our prior years consolidated financial statements have been reclassified to reflect the discontinued operation presentation including reporting the results of operations associated with such facilities for both current and prior periods as discontinued operations. The discontinued operations line item in the consolidated statements of income includes rental income, interest income and the net gain on the sale less depreciation expense recorded prior to the classification of the facilities as held for sale, interest expense on the Bonds used to finance the facilities and general and administrative expenses directly associated with both the Pamlico Facility and the Mountain View Facility.
     The Company used the net proceeds from the sale and a substantial portion of the balance of the debt service fund and repaid all of the outstanding balance of the Bonds at par which were issued in 2001 to finance these facilities. As a result, there are no Bonds outstanding as of November 4, 2004.
     The aggregate rental revenues from these facilities for the year ended December 31, 2005, 2004 and 2003 were approximately $0, $5,598,000 and $6,651,000, respectively.
5. SHARE OPTION AND INCENTIVE PLANS
     The Company has established share option and incentive plans for the purpose of attracting and retaining qualified executive officers and key employees, as well as trustees. The Company’s Compensation Committee is responsible for making recommendations to the Board of Trustees concerning the granting of awards including determining the terms and conditions of the awards, vesting schedule, and any other restriction or limitations. Options have been granted at an exercise price equal to the fair market value at date of grant and have had a term of ten years from the date of grant. The options granted to officers and employees have vested immediately as to one-fourth of the shares subject thereto, and vest as to the remaining shares ratably on the first, second and third anniversary of the grant date. The options granted to the trustees have vested in full at the date of grant.
     A summary of the status of the Company’s stock option plans, including their weighted average option exercise price, as of December 31, 2005, 2004 and 2003, respectively, is presented below:

		2005		2004		2003
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	276,000	$18.50	298,500	$18.33	623,100	$18.32
Options granted	—	—	—	—	56,000	$20.93
Options exercised	—	—	(22,500)	$16.20	(368,100)	$18.65
Options forfeited	—	—	—	—	(12,500)	$20.00

Outstanding at end of year	276,000	$18.50	276,000	$18.50	298,500	$18.33

Exercisable at end of year	265,500	$18.41	242,500	$18.31	233,250	$18.27

     Significant option groups outstanding at December 31, 2005, and related weighted average exercise price and remaining life information, are as follows:

		Exercise Price/			Exercise Price/
		Weighted Average			Weighted Average		Remaining Life
Grant Date	Outstanding	Exercise Price		Exercisable	Exercise Price		Outstanding
4/28/98 1/21/99 4/25/00 1/17/01 5/29/01 1/23/02 1/23/03	95,000 36,000 12,000 12,000 5,000 62,000 54,000	$ $ $ $ $ $ $	20.00 17.31 11.19 11.00 12.62 18.13 20.93	95,000 36,000 12,000 12,000 5,000 62,000 43,500	$ $ $ $ $ $ $	20.00 17.31 11.19 11.00 12.62 18.13 20.93	2.3 years 3.1 years 4.3 years 5.0 years 5.4 years 6.1 years 7.1 years

	276,000		$18.50	265,500		$18.41

     Included in the 623,100 options outstanding at December 31, 2002, were 315,600 options, which had an expiration date of April 27, 2003. These options were granted on April 28, 1998 with an exercise price of $20.00 per share. Prior to the expiration date in 2003, 310,600 of these stock options were exercised, and the Company received proceeds of $6,212,000.
     During 2003, 7,500 deferred shares were granted pursuant to a Deferred Share Long-Term Loyalty Bonus Agreement in connection with the termination of the Senior Executive Retirement Plan (see note 8). On December 31, 2003, the date of grant, these deferred shares were valued at the closing price of the Company’s common stock of $28.80 per common share, and an expense of $216,000 was recorded in general and administrative expense in the consolidated statements of income for the year ended December 31, 2003. The Company granted an additional 500 deferred shares in January 2005, and has reserved an additional 2,000 deferred shares for granting pursuant to the Deferred Share Long-Term Loyalty Bonus Agreement in years 2006 through 2009.
     During 2005, 4,500 restricted stock awards were granted with a value of $25.10 each, and during 2004, 2,500 restricted stock awards were granted with a value of $30.18 each. The value of the restricted stock awards is recognized as compensation expense over the vesting period. The employee recipients of the restricted stock awards are entitled to receive dividends on all the restricted stock awards whether vested or not.
6. EARNINGS PER SHARE
     Basic earnings per share is computed by dividing income from continuing operations and income from operations of discontinued facilities by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing income from continuing operations and income from operations of discontinued facilities by the weighted average number of common shares after considering additional dilution. The following data show the amounts used in computing earnings per share and the effects on income and the weighted average number of shares of potential dilutive common stock (in thousands, except per share data):

	For the years ended December 31,
	2005	2004	2003
Income from continuing operations	$18,063	$17,495	$13,021
Weighted average shares—basic	10,991	10,980	9,048
Per share—basic	$1.64	$1.60	$1.44
Effect of dilutive stock options	101	104	96
Weighted average shares—diluted	11,092	11,084	9,144
Per share—diluted	$1.63	$1.58	$1.42

	For the years ended December 31,
	2005	2004	2003
Income from operations of discontinued facilities	$—	$6,175	$718
Weighted average shares—basic	10,991	10,980	9,048
Per share—basic	$—	$.56	$.08
Effect of dilutive stock options	101	104	96
Weighted average shares—diluted	11,092	11,084	9,144
Per share—diluted	$—	$.56	$.08

Net income	$18,063	$23,670	$13,739
Weighted average shares—basic	10,991	10,980	9,048
Per share—basic	$1.64	$2.16	$1.52
Effect of dilutive stock options	101	104	96
Weighted average shares—diluted	11,092	11,084	9,144
Per share—diluted	$1.63	$2.14	$1.50
     As of December 31, 2005, 2004 and 2003, all outstanding options to purchase shares of the Company’s stock were included in the computation of diluted EPS.
7. COMMITMENTS AND CONTINGENCIES
Employment Agreements
     In 2004, the Company entered into employment agreements with the Chief Executive Officer and the Chief Financial Officer. The employment agreements expire on April 30, 2009, unless terminated sooner in accordance with the terms of the agreements.
Legal Proceedings
     The nature of the Company’s business may result in claims for damages arising from the conduct of its employees, lessees or others. In the opinion of management, there are no known pending legal proceedings that would have a material effect on the consolidated financial statements of the Company.
8. SAVINGS AND RETIREMENT PLANS
     The Company has a 401(k) retirement plan (the “401(k) Plan”) covering all of the officers and employees of the Company. The 401(k) Plan permits participants to contribute, until termination of employment with the Company, up to a maximum of 25% of their compensation to the 401(k) Plan, subject to IRS limitations. The Company does not match contributions of participants; however, the Company made a discretionary contribution for the benefit of the participants of approximately $27,000 to the 401(k) Plan for year ended December 31, 2003. For the years ended December 31, 2005, 2004 and 2003, the Company incurred administrative costs of approximately $2,000, $1,800 and $1,800 respectively, in connection with the 401(k) Plan.
     Previously, the Board of Trustees had approved and adopted a Senior Executive Retirement Plan for which the only eligible participant in the plan, up to and including December 31, 2003, was the Chief Executive Officer of the Company. On December 31, 2003, the Company terminated the Senior Executive Retirement Plan and entered into a Deferred Share Long-Term Loyalty Bonus Agreement with the Chief Executive Officer of the Company. Pursuant to the Deferred Share Long-Term Loyalty Bonus Agreement, the Chief Executive Officer was granted 7,500 deferred shares on December 31, 2003 and was granted an additional 500 deferred shares in January 2005 and will be granted an additional 500 deferred shares each year beginning in 2006 and ending in 2009 for a total of 10,000 deferred shares. Distributions will be paid on the outstanding deferred shares equal to any dividends paid on the common shares outstanding.

     The Chief Executive Officer will become vested in all of the deferred shares granted to him as of the earliest to occur (i) April 30, 2009, provided he is still an employed by the Company on that date or (ii) any date on or after April 30, 2007 on which his employment with the Company is terminated for any reason other than his resignation or by the Company for cause. Any deferred shares that have not vested to him at the time his employment with the Company is terminated shall be forfeited immediately upon such termination of employment. On December 31, 2003, the date of grant, the 7,500 deferred shares were valued at the closing price of the Company’s common stock of $28.80 per common share, and an expense of $216,000 was recorded in general and administrative expense in the consolidated statements of income for the year ended December 31, 2003. The Company recorded an expense of $13,000 in general and administrative expense in the consolidated statements of income for the year ended December 31, 2005 in connection with the granting of the additional 500 deferred shares in January 2005, and will record as additional expense the value of the additional 500 deferred shares granted each year in 2006 through 2009.
     The Senior Executive Retirement Plan was a defined benefit plan and, subject to certain maximum and minimum provisions, was to base pension benefits on a percentage of the employee’s final average annual salary, not including bonus (earned during the employee’s last five years of credited service) times the employee’s years of credited service. Benefits under the plan were to be offset by social security benefits. The plan was never funded. The assumptions for the discount rate and average increase in compensation used in determining the pension expense were 6% and 8%, respectively. In connection with the termination of the Senior Executive Retirement Plan, the Company recorded a gain to reverse the previously recognized pension expense of $260,000 in 2003. For the year ended December 31, 2003, the Company recorded pension expense of approximately $85,000.
9. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (In thousands, except per share data)

	As of or for the period ended:
	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter

2005
Net real estate properties	$208,077	$211,453	$213,539	$217,438
Total assets	217,840	218,751	220,909	222,419
Revenue	6,898	7,001	7,080	7,074
Net income	4,452	4,516	4,561	4,534
Net income per share, basic	0.41	0.41	0.42	0.41
Net income per share, diluted	0.40	0.41	0.41	0.41
Cash distribution per share	0.45	0.45	0.45	0.45

2004
Net real estate properties	$213,873	$212,424	$210,975	$209,526
Total assets	272,435	271,509	271,436	218,316
Revenue	6,695	6,768	6,804	6,837
Net income	4,511	4,585	5,050	9,524
Net income per share, basic	0.41	0.42	0.46	0.87
Net income per share, diluted	0.41	0.41	0.46	0.86
Cash distribution per share	0.45	0.45	0.45	0.63
10. SUBSEQUENT EVENTS
     On January 5, 2006, the Company completed the acquisition of the Mesa Verde Correctional Facility (the “Mesa Verde Facility”) for $16,300,000, plus transaction costs. The Mesa Verde Facility is a 400-bed, minimum-security correctional facility located in Bakersfield, California, and was acquired from Correctional Institution, LLC, an unrelated party. The Company drew $16,300,000 from the Amended Bank Credit Facility to complete the acquisition.
     Simultaneous with the acquisition, the Company leased the Mesa Verde Facility to Cornell Companies, Inc. The Company executed a triple-net lease with Cornell Companies, Inc., or CRN, expiring July 31, 2015, with annual rental payments of $1,708,200 (or approximately 10.48 percent of the facility purchase price of $16.3 million) with no annual lease escalator during the initial four and one-half years of the lease, and annual rental payments of $1,963,116 (or approximately 12.04 percent of the facility purchase price of $16.3 million) with no annual lease escalator for the following five years of the lease term. The lease includes a provision under which the lease payment will be increased by up to $50,000 annually during the initial term of the lease if the population housed in the Mesa Verde Facility is increased.
     CRN is operating the Mesa Verde Facility on behalf of the California Department of Corrections and Rehabilitation (“CDCR”) housing adult, male inmates. CRN has a one-time right to terminate the lease effective July 31, 2010, without cost, if CDCR elects not to renew the operating contract beyond the initial period.
     The Company amended the terms of the lease agreement with GEO, dated April 28, 1998, relating to the 224-bed McFarland Community Correctional Facility in McFarland, California. Per the terms of the original lease agreement, the annual cash rent on the McFarland Community Correctional Facility prior to amending the lease was $803,497 with an annual lease escalator at CPI, not to exceed 4 percent annually. Pursuant to the terms of the amended lease, effective January 1, 2006, the annual, cash-rent payments are fixed at $950,000 with no lease escalator.
     The amended lease expiration date is March 31, 2016. However, GEO has a one-time right to terminate the lease agreement effective 90 days following the expiration of the initial term of the new operating contract, at no cost, if the CDCR elects not to exercise its option to extend the new operating contract beyond the expiration date of the initial term.

CENTRACORE PROPERTIES TRUST
CONSOLIDATED BALANCE SHEETS
As of September 30, 2006 and December 31, 2005
(Amounts in thousands, except per share amounts)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Real estate properties, at cost:
Correctional and detention facilities	$286,043	$257,516
Less—accumulated depreciation	(44,843)	(40,078)

Net real estate properties	241,200	217,438
Cash and cash equivalents.	274	414
Deferred financing costs, net	107	644
Corporate office, net	1,356	1,388
Other assets	2,897	2,535

Total assets.	$245,834	$222,419

Liabilities and shareholders’ equity
Liabilities
Accounts payable and accrued expenses	$3,255	$4,523
Revolving line of credit	31,300	4,500

Total liabilities	34,555	9,023

Commitments and contingencies

Shareholders’ equity
Preferred shares, $.001 par value; 50,000,000 shares authorized; none outstanding.	—	—
Common shares, $.001 par value; 150,000,000 shares authorized; 11,003,050 and 10,997,250 shares issued and outstanding, respectively	11	11
Capital in excess of par value.	220,848	220,835
Distributions in excess of accumulated earnings	(9,580)	(7,370)
Unearned compensation.	—	(80)

Total shareholders’ equity	211,279	213,396

Total liabilities and shareholders’ equity	$245,834	$222,419

The accompanying notes to the consolidated financial statements are an integral part of these statements.

CENTRACORE PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended September 30, 2006 and 2005
(Amounts in thousands, except per share amounts)
(Unaudited)

	September 30,	September 30,
	2006	2005
Revenue
Rental	$7,980	$7,050
Interest	30	30

	8,010	7,080

Expenses
Depreciation	1,640	1,474
General and administrative	1,918	766
Interest	652	279

	4,210	2,519

Net income	$3,800	$4,561

Net income per common share and common share equivalents:
Basic	$.35	$.42

Diluted	$.34	$.41

Weighted average number of common shares and common share equivalents outstanding:
Basic	10,993	10,992
Diluted	11,095	11,105

Distributions declared per common share outstanding (Note 7)	$.46	$.45
The accompanying notes to the consolidated financial statements are an integral part of these statements.

CENTRACORE PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF INCOME
For the Nine Months Ended September 30, 2006 and 2005
(Amounts in thousands, except per share amounts)
(Unaudited)

	September 30,	September 30,
	2006	2005
Revenue
Rental	$23,228	$20,878
Interest	59	101

	23,287	20,979

Expenses
Depreciation	4,790	4,382
General and administrative	3,942	2,236
Interest	1,572	832

	10,304	7,450

Net income	$12,983	$13,529

Net income per common share and common share equivalents:
Basic	$1.18	$1.23

Diluted	$1.17	$1.22

Weighted average number of common shares and common share equivalents outstanding:
Basic	10,993	10,991
Diluted	11,085	11,091

Distributions declared per common share outstanding (Note 7)	$1.38	$1.35
The accompanying notes to the consolidated financial statements are an integral part of these statements.

CENTRACORE PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2006 and 2005
(Amounts in thousands, except per share amounts)
(Unaudited)

	September 30,	September 30,
	2006	2005
Cash flows from operating activities
Net income	$12,983	$13,529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of real estate properties.	4,790	4,382
Amortization of deferred financing costs	490	531
Stock based compensation	95	49
Changes in operating assets and liabilities:
Other assets	(357)	(72)
Accounts payable and accrued expenses	474	12
Deferred revenue	—	2,147

Net cash provided by operating activities	18,475	20,578

Cash flows from investing activities
Payment of corporate office condominium acquisition costs	(155)	—
Expansion of correctional facility	(13,073)	(1,204)
Acquisition of real estate properties	(16,994)	(3,500)

Net cash used in investing activities	(30,222)	(4,704)

Cash flows from financing activities
Distributions to shareholders	(15,193)	(16,835)
Net draws under revolving line of credit	26,800	—

Net cash provided by (used in) financing activities	11,607	(16,835)

Net decrease in cash and cash equivalents	(140)	(961)
Cash and cash equivalents, beginning of year	414	5,004

Cash and cash equivalents, end of quarter	$274	$4,043

Supplemental Disclosure:
Cash paid for interest (net of amount capitalized)	$1,054	$168

The accompanying notes to the consolidated financial statements are an integral part of these statements.

CENTRACORE PROPERTIES TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. General
     The consolidated financial information of CentraCore Properties Trust (the “Company”) and its subsidiaries as of September 30, 2006 and for the three and nine months ended September 30, 2006 and 2005 is unaudited, but has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States. In the opinion of management, the interim data includes all adjustments consisting solely of normal recurring adjustments that are considered necessary for a fair presentation of the Company’s results for the periods presented. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year. The consolidated balance sheet at December 31, 2005 has been derived from the Company’s audited consolidated financial statements at that date. This financial information should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2005 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.
     The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.
     On September 19, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The GEO Group, Inc. (“Parent”) and GEO Acquisition II, Inc., a wholly owned subsidiary of Parent (“MergerCo,” and together with Parent, the “Acquirors”), pursuant to which the Company will be merged with and into MergerCo (the “Merger”). Following the Merger, the Company will no longer be publicly traded and will instead become a wholly owned subsidiary of The GEO Group, Inc. and its common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended, at the effective time of the Merger. The Merger Agreement provides that, through the effective time of the Merger, the Company may continue to declare and pay regular quarterly dividends of $0.46 per share on the Company’s common stock.
     At the effective time of the Merger, each share of the Company’s common stock issued and outstanding will be converted into the right to receive $32.00 in cash, without interest, plus an amount equal to a quarterly dividend of $0.46 per share, prorated for the number of days between the last day of the last quarter for which full quarterly dividends on the Company’s common stock have been declared and paid and the closing date (including the closing date) (the “Merger Consideration”). Also at the effective time of the Merger, each outstanding option to purchase shares of the Company’s common stock will be canceled in exchange for the right to receive the excess of $32.00 over the exercise price of the option, without interest and less applicable withholding taxes. In addition, immediately prior to the effective time of the Merger, restricted shares and deferred shares will vest in full and will be treated as common shares outstanding entitled to receipt of the Merger Consideration.
     The Merger and the transactions contemplated by the Merger Agreement have been unanimously approved by the Company’s Board of Trustees. The Merger, which is currently expected to occur either late in 2006 or in the first quarter of 2007, is conditioned upon customary closing conditions, including the approval of holders of two-thirds of the Company’s common stock, but contains no financing contingencies.
2. Recent Accounting Pronouncements
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements,” (SFAS 157), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to have a material impact on the Company’s financial statements.

3. Concentration of Credit Risk
     At September 30, 2006, the Company owned thirteen facilities of which eleven were leased to The GEO Group, Inc. (together with its subsidiaries, “GEO”) (NYSE: GEO). For the nine months ended September 30, 2006, the revenue generated from GEO represented 86% of total revenue. The Company leases its facilities to GEO under long-term, non-cancelable, triple-net leases (leases where the tenant is required to pay all operating expenses, taxes, insurance, maintenance, structural and non-structural repairs and other costs). GEO currently files its financial statements in reports filed with the Securities and Exchange Commission.
     The following summary financial data regarding GEO is taken from its most recently filed public report (amounts in thousands):

	As of
Consolidated Balance Sheets	July 2, 2006	January 1, 2006
	(unaudited)
Current assets	$289,366	$229,292
Non current assets	413,455	410,219
Current liabilities	162,446	136,519
Non current liabilities	315,244	392,558
Minority interest	1,161	1,840
Shareholders’ equity	223,970	108,594

	For the Twenty-Six Weeks Ended
Consolidated Statements of Income	July 2, 2006	July 3, 2005
	(unaudited)
Revenues	$394,569	$300,878
Operating income	28,419	14,961
Income from continuing operations	11,105	6,692
Net income	10,874	7,370

	For the Twenty-Six Weeks Ended
Consolidated Statements of Cash Flows	July 2, 2006	July 3, 2005
	(unaudited)
Net cash provided by operating activities	$32,142	$1,817
Net cash (used in) provided by investing activities	(18,194)	5,838
Net cash provided by (used in) financing activities	27,610	(11,642)
     For more detailed information regarding GEO, please refer to the financial statements of GEO, which are publicly available on the website of the Securities and Exchange Commission at http://www.sec.gov.
4. Amended Bank Credit Facility
     On November 25, 2003, the Company entered into its Amended and Restated Credit Agreement (the “Amended Bank Credit Facility”) initially consisting of a $95 million secured revolving credit facility. The Amended Bank Credit Facility replaces the Company’s original secured line of credit which matured on October 1, 2003 but was extended up until the closing of the Amended Bank Credit Facility. The proceeds of the Amended Bank Credit Facility, which has a term of thirty-six (36) months and matures on November 24, 2006, may be used to finance the construction and acquisition of correctional and detention facilities, to expand or improve current facilities and for general working capital purposes. The Amended Bank Credit Facility includes a swing line component and provisions to increase the Amended Bank Credit Facility up to a total of $200 million by increasing the revolver, and/or by originating a new term loan of up to $100 million, subject to successful syndication and closing.

     The Amended Bank Credit Facility is secured by the Company’s facilities, other than the Queens Facility and the Mesa Verde Facility, and permits aggregate borrowings of up to 50% of the total value of the facilities, known as the Pledge Pool, which is calculated as the lesser of the aggregate of the historical cost of the Company’s facilities or the aggregate of the appraised value of those facilities (the “Total Value”). Under the terms of the Amended Bank Credit Facility, the Company is restricted from paying dividends in excess of the lesser of 100% of Cash Available for Distribution (as defined) or 95% of Funds from Operations plus, in either case 100% of the amount of any capital gain from dispositions of facilities. The Amended Bank Credit Facility includes a requirement that the Company enter into specified interest rate swap agreements within sixty days following an increase in the borrowings for a portion of the amounts drawn, which effectively fixes the interest rate on a significant portion of the borrowings. However, in January 2006, the Company amended the requirement to eliminate the need to enter into interest rate swaps agreements to the extent the borrowings on the Amended Bank Credit Facility are less than $30 million. The Amended Bank Credit Facility also does not require borrowings to be hedged during the ten month period preceding the maturity date of the Amended Bank Credit Facility to the extent the borrowings have a fixed interest period under a Eurodollar Rate Loan that is not less than one-half of the remaining term of the Amended Bank Credit Facility. The Company’s ability to borrow under the Amended Bank Credit Facility is subject to the Company’s compliance with a number of restrictive covenants and other requirements.
     Borrowings under the Amended Bank Credit Facility bear interest at either the Base Rate or Eurodollar Rate at the option of the Company. The Base Rate is equal to the sum of (a) the higher of (i) the Federal Funds Rate plus 50 basis points and (ii) the Prime Rate plus (b) the Base Rate Applicable Margin, which ranges from 0 to 75 basis points depending upon the ratio of consolidated total liabilities to consolidated total assets. The Eurodollar Rate is equal to LIBOR plus the Eurodollar Rate Applicable Margin, which ranges from 275 to 350 basis points depending upon the ratio of consolidated total liabilities to consolidated total assets. The interest period on Eurodollar rate loans may be of one, two, three, six or nine months at the option of the Company. The Applicable Margins for Base Rate Loans and Eurodollar Rate Loans described above in the Amended Bank Credit Facility were 0 and 275 basis points at September 30, 2006, respectively. The Company is required to pay on a quarterly basis an unused fee under the Amended Bank Credit Facility, which ranges from 35 to 50 basis points depending upon the ratio of consolidated total liabilities to consolidated total assets, on the amount by which the available borrowing capacity exceeds the amounts outstanding. The unused fee at September 30, 2006 was 35 basis points. Economic conditions could result in higher interest rates, which could increase debt service requirements on borrowings under the Amended Bank Credit Facility and which could, in turn, reduce the amount of cash available for distribution. Upon the closing of the Amended Bank Credit Facility, the Company paid fees and expenses of approximately $2.1 million.
     As of September 30, 2006, the amount of outstanding indebtedness under the $95 million Amended Bank Credit Facility was $31.3 million. As of September 30, 2006, the Company had $63.7 million of available borrowing capacity under its Amended Bank Credit Facility, including $7.5 million available to be drawn on the swing line component of the Amended Bank Credit Facility for general working capital requirements. The weighed average interest rate on the $31.3 million outstanding balance at September 30, 2006 was 8.24%. All borrowings under the Amended Bank Credit Facility are subject to the Company’s compliance with several restrictive covenants prior to any such amounts being drawn to finance the acquisition of correctional and detention facilities and/or to expand the facilities and for general working capital requirements.
     The Amended Bank Credit Facility is scheduled to mature on November 24, 2006. In connection with the Company’s proposed merger with GEO, which is currently expected to occur either late in 2006 or in the first quarter of 2007, the Company has initiated discussions with the lenders under the Amended Bank Credit Facility requesting their waiver of any consent requirements under the facility that may have been required in connection with the entering into the Merger Agreement with GEO and requesting an extension of the maturity date of the facility until March 31, 2007, at a reduced borrowing capacity level.
     In order for a facility to be initially included in the Pledge Pool Borrowing Base (“Pledge Pool”), the lessee of the facility must be in full compliance with the material terms and conditions contained in the operating or management contract with the governmental agency. However, in the event that any facility, after becoming a part of the Pledge Pool, becomes vacant such property shall continue to be included in the Pledge Pool so long as the lease agreement with respect to such property is in full force and effect and the inclusion of such property in the Pledge Pool would not cause the sum of the appraised values of all vacant properties in the Pledge Pool to exceed 20% of the Total Value.

     The GEO Group, Inc. (together with its subsidiaries, “GEO”), who leases eleven of the Company’s thirteen facilities, does not presently have a correctional facility operating or management contract with a governmental agency for the Jena Facility. However, GEO continues to make rental payments to the Company as required under the terms of the non-cancelable lease. The appraised value of this facility is approximately seven percent of the Total Value, and therefore, does not exceed 20% of the Total Value. As a result, the Jena Facility continues to be included in the Pledge Pool.
5. Earnings Per Share
     Basic earnings per share is computed by dividing net income for the period by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income for the period by the weighted average number of common shares outstanding for the period after considering additional dilution from outstanding stock options, nonvested restricted stock and deferred shares. The following data show the amounts used in computing earnings per share and the effects on income and the weighted average number of shares of potential dilutive common stock (in thousands, except per share data):

	For the Three Months Ended		For the Nine Months Ended,
	September 30,		September 30,
	2006	2005	2006	2005
Net income	$3,800	$4,561	$12,983	$13,529
Weighted average shares-basic	10,993	10,992	10,993	10,991
Per share-basic	$.35	$.42	$1.18	$1.23
Effect of dilutive equity awards	102	113	92	100
Weighted average shares-diluted	11,095	11,105	11,085	11,091
Per share-diluted	$.34	$.41	$1.17	$1.22
     As of September 30, 2006, and 2005, all outstanding options to purchase shares of the Company’s stock were included in the computation of diluted earnings per share.
6. Employee Stock-Based Compensation Plans
     In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment” (SFAS 123R). SFAS 123R requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, such as stock options and restricted stock, based on the fair value of those awards at the date of grant and eliminates the choice to account for employee stock options under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). The Company adopted SFAS 123R effective January 1, 2006 using the modified prospective method and as such, results for prior periods have not been restated. Prior to January 1, 2006, the value of restricted stock awards was expensed by the Company over the restriction period, and no compensation expense was recognized for stock option grants as all such grants had an exercise price not less than fair market value on the date of grant. The adoption of SFAS 123R did not have a material impact on net income, cash flows from operations or financing activities, or basic and diluted EPS.
     Included in General and Administrative expense for the three and nine months ended September 30, 2006 is $28,000 and $95,000, respectively, of stock-based compensation. As a result of adopting SFAS 123R on January 1, 2006, incremental stock-based compensation expense recognized for the nine months ended September 30, 2006 was approximately $3,000 consisting primarily of compensation cost from stock options.
     The following illustrates the effect on net income and earnings per share if the Company had applied the fair value method of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), prior to January 1, 2006: (In thousands except per share amounts)

	For the Three	For the Nine
	Months Ended	Months Ended
	September 30, 2005	September 30, 2005
Net income, as reported	$4,561	$13,529
Add: stock-based compensation expense included in net income as reported	18	49
Deduct: stock-based compensation expense determined Under the fair value based method for all awards	(25)	(73)

Pro forma net income	$4,554	$13,505

Net income per share
Basic, as reported	$0.42	$1.23
Basic, pro forma	$0.41	$1.23
Diluted, as reported	$0.41	$1.22
Diluted, pro forma	$0.41	$1.22
     The Company’s pro forma information regarding net income and net income per share has been determined using the Black-Scholes option-pricing model based on the following assumptions:

Weighted average fair value of options granted	$2.81
Risk-free interest rate	4.00%
Expected life (years)	8
Expected volatility	32.2%
Quarterly dividend rate	7.6%
     The Company has established share option and incentive plans for the purpose of attracting and retaining qualified executive officers and key employees, as well as trustees. The Company’s Compensation Committee is responsible for making recommendations to the Board of Trustees concerning the granting of awards including determining the terms and conditions of the awards, vesting schedule, and any other restriction or limitations. Options have been granted at an exercise price equal to the fair market value at date of grant and have had a term of ten years from the date of grant. The options granted to officers and employees have vested immediately as to one-fourth of the shares subject thereto, and vest as to the remaining shares ratably on the first, second and third anniversary of the grant date. The options granted to the trustees have vested in full at the date of grant. Stock options were last granted by the Company in January 2003, and the Company began granting restricted stock awards in January 2004.
     The following is a summary of the Company’s stock option activity for the nine months ended September 30, 2006.

Weighted-
Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
		Exercise	Life	Intrinsic
	Shares	Price	(in years)	Value
Options outstanding at beginning of period	276,000	$18.50
Options granted	—	—
Options exercised	—	—
Options forfeited/cancelled	—	—

Options outstanding at end of period	276,000	$18.50	3.7	$3,656,000

Options exercisable at the end of period	276,000	$18.50	3.7	$3,656,000

					Weighted
					Average
					Remaining
					Contractual
Grant Date	Outstanding	Exercise Price	Exercisable	Exercise Price	Life (in years)
4/28/98	95,000	$20.00	95,000	$20.00	1.6
1/21/99	36,000	17.31	36,000	17.31	2.3
4/25/00	12,000	11.19	12,000	11.19	3.6
1/17/01	12,000	11.00	12,000	11.00	4.3
5/29/01	5,000	12.62	5,000	12.62	4.7
1/23/02	62,000	18.13	62,000	18.13	5.3
1/23/03	54,000	20.93	54,000	20.93	6.3

	276,000	$18.50	276,000	$18.50	3.7

     As of September 30, 2006, there was no unrecognized compensation expense related to 276,000 outstanding stock options. As of September 30, 2006, all of the 276,000 outstanding stock options were fully vested. There was no cash received from the exercise of stock options during the nine months ended September 30, 2006.
     The following is a summary of the Company’s restricted stock activity for the nine months ended September 30, 2006.

		Weighted-
		Average
		Grant Date
		Fair Value
	Shares	Per Award
Nonvested restricted stock awards at the beginning of period	5,750	$26.20
Granted	5,800	27.27
Vested	(1,750)	26.91
Forfeited/cancelled	—	—

Nonvested restricted stock awards at the end of period	9,800	$26.71

     The value of the restricted stock awards is recognized as compensation over the vesting period of three to four years using the accelerated method. The employee recipients of the restricted stock awards are entitled to receive dividends on all the restricted stock awards whether vested or not. As of September 30, 2006, there was $162,000 of total unrecognized compensation expense related to 9,800 nonvested restricted stock awards which is expected to be recognized over the remaining weighted-average requisite service period of approximately 1.8 years.
7. Distributions Declared Per Share
     Regular quarterly distributions are generally declared a quarter in arrears. Regular quarterly distributions declared per share during the three months ended September 30, 2006 and September 30, 2005 represent the regular quarterly distribution for the second quarter of 2006 and 2005, respectively. Regular quarterly distributions declared per share during the nine months ended September 30, 2006 represent the regular quarterly distribution for the fourth quarter of 2005 and the first and second quarter of 2006. Regular quarterly distributions declared per share during the nine months ended September 30, 2005 represent the regular quarterly distribution for the fourth quarter of 2004 and the first and second quarter of 2005.
8. Expansion to the Lawton Correctional Facility
     On May 27, 2005, the Company amended the terms of its lease agreement with The GEO Group, Inc., dated January 15, 1999, relating to the Lawton Correctional Facility. Pursuant to this First Amendment to Lease Agreement (the “Amended Lawton Lease”), the Company agreed to fund up to $23 million for a new 600-bed expansion to be constructed onto the existing medium-security prison.

     In August 2006, the construction of the new 600-bed expansion was completed, and the first inmate was accepted for housing in September 2006. The total cost of the new 600-bed expansion was approximately $21,794,000 including approximately $788,000 of capitalized interest, and these costs are included in Correctional and Detention Facilities in the accompanying Consolidated Balance Sheet as of September 30, 2006.
     In accordance with the terms of the Amended Lawton Lease, the initial lease rate on the new 600-bed expansion rent was at 9.5 percent of the Company’s cost, as defined in the Amended Lawton Lease, and the rent commencement date will begin in November 2006, which is 60 days following the date the first inmate was accepted for housing. In addition, in accordance with the terms of the Amended Lawton Lease, the lease maturity on the entire 2,518-bed facility was extended ten years until November 30, 2016.
9. Acquisition of Mesa Verde Facility
     On January 5, 2006, the Company completed the acquisition of the Mesa Verde Correctional Facility (the “Mesa Verde Facility”) for $16,300,000, plus transaction costs. The Mesa Verde Facility is a 400-bed, minimum-security correctional facility located in Bakersfield, California, and was acquired from Correctional Institution, LLC, an unrelated party. The Company drew $16,300,000 from the Amended Bank Credit Facility to complete the acquisition.
     Simultaneous with the acquisition, the Company leased the Mesa Verde Facility to Cornell Companies, Inc., or CRN. The Company executed a triple-net lease with CRN, expiring July 31, 2015, with annual rental payments of $1,708,200 (or approximately 10.48 percent of the facility purchase price of $16.3 million) with no annual lease escalator during the initial four and one-half years of the lease, and annual rental payments of $1,963,116 (or approximately 12.04 percent of the facility purchase price of $16.3 million) with no annual lease escalator for the following five years of the lease term. The lease includes a provision under which the lease payment will be increased by up to $50,000 annually during the initial term of the lease if the population housed in the Mesa Verde Facility is increased.
     CRN is operating the Mesa Verde Facility on behalf of the California Department of Corrections and Rehabilitation (“CDOCR”) housing adult, male inmates. CRN has a one-time right to terminate the lease effective July 31, 2010, without cost, if CDOCR elects not to renew the operating contract beyond the initial period.
10. Expansion to the Delaney Hall Facility
     On May 11, 2006, the Company amended the terms of its lease agreement with Community Education Centers, Inc. (“CEC”), dated May 29, 2003, relating to the Delaney Hall Facility. Pursuant to this First Amendment to Lease Agreement (the “Amended Delaney Hall Lease”), the Company agreed to fund up to $13 million for a new 286-bed expansion to be constructed onto the existing minimum security pre-release facility. Upon completion, the Company will own the entire 1,012-bed facility which will continue to be leased to and operated by CEC. As part of the transaction, the Company also reimbursed CEC for approximately $566,000 of prior improvements that CEC has previously made to increase the security level and operational efficiency of Delaney Hall.
     The Company is not obligated to fund more than $13 million of the costs for the 286-bed expansion. The Company may however, with no obligation to do so, advance more than $13 million if it so elects, with the additional costs reflected accordingly in the Amended Delaney Hall Lease. If the Company elects not to fund the costs, if any, in excess of $13 million, CEC shall be responsible for any such costs. The 286-bed expansion is a build-to-suit project, with CEC providing design and development expertise. As of September 30, 2006, CEC had not submitted its first application for payment for construction costs in association with the 286-bed expansion.
     At the May 11, 2006 closing date, CEC was paying the Company a lease rate of 11.67 percent on the original 726-bed facility. The reimbursement for $566,000 in improvements and capital invested in the new 286-bed expansion will have an initial rate of 9.9 percent. This is expected to result in a blended rate for the 1,012-bed facility of approximately 11.41 percent with lease rate escalators at 3 percent annually, once the expansion is completed. Rental payments related to the reimbursement for existing improvements began on the May 11, 2006 closing date.

     The Amended Delaney Hall Lease provides a maturity date of 10 years on the entire 1,012-bed facility and will commence from the earlier of the completion of the new 286-bed expansion or twelve months following the date the building permit for the expansion is issued.
11. Proposed Merger with The GEO Group, Inc.
     On September 19, 2006, the Company entered into the Merger Agreement with The GEO Group, Inc. and GEO Acquisition II, Inc., pursuant to which the Company will be merged with and into GEO Acquisition II, Inc. Following the Merger, the Company will no longer be publicly traded and will instead become a wholly owned subsidiary of The GEO Group, Inc. and its common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended, at the effective time of the Merger. The Merger Agreement provides that, through the effective time of the Merger, the Company may continue to declare and pay regular quarterly dividends of $0.46 per share on the Company’s common stock.
     At the effective time of the Merger, each share of the Company’s common stock issued and outstanding will be converted into the right to receive $32.00 in cash, without interest, plus an amount equal to a quarterly dividend of $0.46 per share, prorated for the number of days between the last day of the last quarter for which full quarterly dividends on the Company’s common stock have been declared and paid and the closing date (including the closing date) (the “Merger Consideration”). Also at the effective time of the Merger, each outstanding option to purchase shares of the Company’s common stock will be canceled in exchange for the right to receive the excess of $32.00 over the exercise price of the option, without interest and less applicable withholding taxes. In addition, immediately prior to the effective time of the Merger, restricted shares and deferred shares will vest in full and will be treated as common shares outstanding entitled to receipt of the Merger Consideration.
     The Merger and the transactions contemplated by the Merger Agreement have been unanimously approved by the Company’s Board of Trustees. The Merger, which is currently expected to occur either late in 2006 or in the first quarter of 2007, is conditioned upon customary closing conditions, including the approval of holders of two-thirds of the Company’s common stock, but contains no financing contingencies.
     While the Merger Agreement restricts the Company’s ability to solicit other proposals, the agreement permits the Company to consider unsolicited bona fide acquisition proposals under certain circumstances. The Merger Agreement contains certain termination rights for both the Acquirors and the Company and provides that upon termination of the Merger Agreement under certain circumstances, the Company or Parent may be required to pay the other a break-up fee of $9 million.
12. Subsequent Events
     The Company is aware of two purported class action lawsuits related to the Merger.
     A lawsuit captioned John Fayant v. CentraCore Properties Trust, Robert R. Veach, Jr., Richard R. Wackenhut, Anthony P. Travisono, Charles R. Jones, Clarence E. Anthony, James D. Motta, Donna Arduin and Kevin J. Foley, Case No. 50 2006CA 010623XXXXMB(AJ), was filed on October 11, 2006, in the Circuit Court of the 15th Judicial Circuit, Palm Beach County, Florida. The complaint alleges, among other things, that the merger consideration to be paid to the Company’s shareholders in the Merger is unfair and inadequate and unfairly favors insiders. In addition, the complaint alleges that the Company’s trustees violated their fiduciary duties by, among other things, failing to take all reasonable steps to assure the maximization of shareholder value, including the implementation of a bidding mechanism to foster a fair auction of the Company to the highest bidder or the exploration of strategic alternatives that will return greater or equivalent short-term value to the Company’s shareholders. The complaint seeks, among other relief, certification of the lawsuit as a class action, a declaration that the Merger Agreement is unlawful and unenforceable, an injunction preventing the Merger Agreement to proceed, an injunction preventing completion of the Merger until the trustees implement procedures to obtain the highest possible price for the Company, direction to the trustees to exercise their fiduciary duties to obtain a transaction in the best interests of shareholders, compensatory damages to the class, attorneys’ fees and expenses, along with such other relief as the court might find just and proper.

     A lawsuit captioned Robert Cuti v. Clarence R. Anthony, Donna Arduin, Charles R. Jones, James D. Motta, Robert R. Veach, Jr., Richard R. Wackenhut, Kevin J. Foley, GEO Acquisition II, Inc., and CentraCore Properties Trust, Case No. 24-C-06-008163, was filed on October 13, 2006, in the Circuit Court for Baltimore City, Maryland. The complaint alleges, among other things, that the merger consideration to be paid to the Company’s shareholders in the Merger is unfair and inadequate and unfairly favors insiders and that the Independent Committee of the Company’s board of trustees failed to perform its function and to act independently with respect to the Merger transaction. In addition, the complaint alleges that the Company’s trustees violated their fiduciary duties by, among other things, failing to shop the Company prior to approving the Merger Agreement in efforts to secure an offer of more substantial consideration for shareholders. The complaint seeks, among other relief, certification of the lawsuit as a class action, a preliminary and permanent injunction preventing the Merger Agreement to proceed, rescission of the Merger and the award of rescissory damages should the Merger be consummated, compensatory damages to the class, an accounting of all profits and any special benefits obtained by defendants, plaintiff’s costs, attorneys’ and experts’ fees and expenses, along with such other relief as the court might find just and proper.
     Additional lawsuits pertaining to the Merger could be filed in the future.

Introduction to
Unaudited Pro Forma Condensed
Consolidated Financial Statements
On January 24 2007, The GEO Group, Inc. (“GEO”) acquired CentraCore Properties Trust (“CPV”), a Maryland real estate investment trust, headquartered in Palm beach Gardens, Florida (the “Acquisition”). The following unaudited pro forma condensed consolidated financial statements presents the effect of the Acquisition by GEO using the purchase method of accounting for the first three quarters of fiscal year 2006 (the “2006 Interim Period”), and for the full fiscal year 2005 (the “2005 Fiscal Year”). The information below with respect to the 2006 Interim Period reflects a period end date of September 30, 2006 and October 1, 2006 for CPV and GEO, respectively. The information below with respect to the 2005 Fiscal Year reflects a period end date of January 1, 2006 and December 31, 2005 for GEO and CPV, respectively. The use of different closing dates is based on each entity having different fiscal year ends.
On January 24, 2007, we completed the refinancing of our senior secured credit facility through the execution of a Third Amended and Restated Credit Agreement, referred to as the Amended Senior Credit Facility, by and among GEO, as Borrower, BNP Paribas, as Administrative Agent, BNP Paribas Securities Corp. as Lead Arranger and Syndication Agent, and the lenders who are, or may from time to time become, a party thereto. The Amended Senior Credit Facility consists of a $365 million 7-year term loan referred to as the Term Loan B and a $150 million 5-year revolver, referred to as the Revolver. The initial interest rate for the Term Loan B is LIBOR plus 1.5% and for the Revolver is LIBOR plus 2.25%. On January 24, 2007, GEO used the $365 million in borrowings under the Term Loan B to finance GEO’s acquisition of CPT.
The following unaudited pro forma condensed combined balance sheet of GEO presents the combined financial position of GEO as of the end of the 2006 Interim Period, on a pro forma basis, after giving effect to the Acquisition and the Refinancing as if such transactions had occurred as of October 1, 2006. The following unaudited pro forma condensed combined statements of operations of GEO present the combined results of operations of GEO for the 2006 Interim Period and for the 2005 Fiscal Year, on a pro forma basis, after giving effect to the Acquisition and the Refinancing as if such transactions had occurred as of the beginning of the 2006 Interim Period and the 2005 Fiscal Year, respectively.
Certain reclassifications have been made to CPV’s historical financial statements to conform to GEO’s historical financial statement presentation. Such reclassifications are based on the estimates and the assumptions and adjustments described in the notes to the unaudited pro forma financial statements. Under the purchase method of accounting, the total preliminary purchase price paid by GEO for CPV was allocated to the net tangible and intangible assets of CPV acquired in connection with the Acquisition based on their fair values as of the completion of the Acquisition. The estimated fair values of certain assets and liabilities have been determined with the assistance of third party valuation specialists. The preliminary work performed by the third party valuation specialists has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. Management’s estimates and assumptions are subject to change upon the finalization of the valuation and may be adjusted in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. The purchase price allocation has not yet been finalized primarily due to pending valuations of real estate and fixed assets.
The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with (i) the historical consolidated financial statements of GEO, and the accompanying notes thereto, included in GEO’s annual report on Form 10-K, filed on March 17, 2006, as of and for the three years ended January 1, 2006, and GEO’s quarterly report on Form 10-Q, filed on November 9, 2006, as of and for the thirteen and thirty-nine weeks ended October 1, 2006, and (ii) the historical consolidated financial statements of CPV, and the accompanying notes thereto, included in CPV’s annual report on Form 10-K, as of and for the year ended December 31, 2005 and the CPV financial report for the nine months ended September 30, 2006, copies of which are attached to this Form 8-K/A.
The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the combined consolidated financial condition or results of operations of GEO that would have been reported had the Acquisition and the Refinancing been completed as of the dates presented, and should not be taken as representative of the future combined consolidated financial condition or results of GEO. The unaudited pro forma condensed combined consolidated financial statements do not reflect any operating efficiencies and cost savings that GEO may achieve with respect to the Acquisition.

The Geo Group, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of October 1, 2006
(in thousands, except share data)

	GEO	CPV
	Actual	Actual	Adjustments		Pro Forma
ASSETS:
Current assets:
Cash and cash equivalents	$100,163	$274	$(62,574)	a	$37,863
Restricted cash	19,220		—		19,220
Accounts receivable, net	150,152		—		150,152
Deferred income tax asset	19,755		—		19,755
Other current assets	14,448	107	—		14,555
Current assets of discontinued operations	—		—		—

Total current assets	303,738	381	(62,574)		241,545

Restricted cash	14,441		—		14,441
Property and equipment, net	275,646	242,556	166,107	b	684,309
Assets held for sale	1,265		—		1,265
Direct finance lease receivable	37,716		—		37,716
Goodwill and other intangible assets, net	54,620		—		54,620
Other non current assets	15,903	2,897	8,148	c	26,948

TOTAL ASSETS	$703,329	$245,834	$111,681		$1,060,844

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$38,320	$3,255	$—		$41,575
Revolver	—	31,300	(31,300)	d	—
Accrued payroll and related taxes	29,831		—		29,831
Accrued expenses	70,970		(6,732)	e	64,238
Current portion of deferred revenue	2,014		(2,014)	f	—
Current portion of long-term debt and non-recourse debt	17,252		—		17,252
Current liabilities of discontinued operations	1,251		—		1,251

Total current liabilities	159,638	34,555	(40,046)		154,147

Deferred revenue	1,994		(1,994)	f	—
Deferred tax liability	2,793		—		2,793
Minority Interest	1,140		—		1,140
Other non current liabilities	20,907		—		20,907
Capital Leases	16,823		—		16,823
Long-term debt	144,897		365,000	g	509,897
Non-recourse debt	121,840		—		121,840
Commitments and contingencies
Shareholders’ equity Preferred stock	—				—
Common stock	130	11	(11)	h	130
Additional paid-in capital	140,099	220,848	(220,848)	h	140,099
Retained earnings	191,181	—	—		191,181
Distributions in excess of retained earnings	—	(9,580)	9,580	h	—
Accumulated other comprehensive loss	797		—		797
Treasury stock	(98,910)		—		(98,910)

Total shareholders’ equity	233,297	211,279	(211,279)		233,297

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$703,329	$245,834	$111,681		$1,060,844

a.	Adjustment reflects net cash used by GEO to acquire CPV shares, pay deal costs and pay down CPV debt.

b.	Reflect adjustment to fair value based on independent third party appraisals.

c.	Adjustment reflects the following:

Elimination of straight line rent receivable from GEO on CPV’s balance sheet	$(1,441)
Record deferred financing costs in connection with amendment of GEO’s senior secured credit facility	9,589

$8,148

d.	This adjustment reflects the paydown CPV debt in connection with acquisition.

e.	This adjustment eliminates the write down of the Jena lease reserve on GEO’s financial statements. During 2000, our management contract at the 276-bed Jena Juvenile Justice Center in Jena, Louisiana was discontinued by the mutual agreement of the parties. Despite the discontinuation of the management contract, we remained responsible for payments on our underlying lease of the inactive facility with CPV through January 2010. During the Third Quarter 2005, we recorded an operating charge of $4.3 million, representing the remaining obligation on the lease through the contractual term of January 2010 for a total reserve of $8.6 million. As a result of the acquisition of CPV the Company is eliminating this the balance of this reserve as part of the purchase price allocation.

f.	This adjustment reflects the elimination of deferred revenue on GEO’s balance sheet as a result of the acquisition. Deferred revenue primarily represents the unamortized net gain on the sale and leaseback of 11 correctional and detention facilities operated by the Company and acquired by CPV during fiscal 1998, 1999 and 2000 and 2005. The gain was being amortized over the ten-year lease terms.

g.	On January 24, 2007, we completed the refinancing of our senior secured credit facility through the execution of a Third Amended and Restated Credit Agreement, referred to as the Amended Senior Credit Facility, by and among GEO, as Borrower, BNP Paribas, as Administrative Agent, BNP Paribas Securities Corp. as Lead Arranger and Syndication Agent, and the lenders who are, or may from time to time become, a party thereto. The Amended Senior Credit Facility consists of a $365 million 7-year term loan referred to as the Term Loan B and a $150 million 5-year revolver, referred to as the Revolver. The initial interest rate for the Term Loan B and the Revolver is LIBOR plus 2%. On January 24, 2007, GEO used the $365 million in borrowings under the Term Loan B to finance GEO’s acquisition of CPT.

h.	Reflects elimination of CPV equity.

The Geo Group, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Nine Months Ended October 1, 2006
(in thousands, except per share data)

	GEO	CPV
	Actual	Actual	Adjustments		Pro Forma
Revenues	$613,478	$23,228	$(19,956)	a	$616,750
Operating expenses	507,932		(18,439)	b	489,493
Depreciation and amortization	17,768	4,790	2,872	c	25,430
General and administrative expenses	42,374	3,942	—		46,316

Operating Income	45,404	14,496	(4,389)		55,511
Interest Income	7,806	59	—		7,865
Interest Expense	(21,995)	(1,572)	(19,987)	d	(43,554)
Write off of Deferred Financing Fees	(1,295)		—		(1,295)

Income (loss) before income taxes, equity income of affiliate	29,920	12,983	(24,376)		18,527
Provision (benefit) for income taxes	11,142		(9,263)	e	1,879
Minority Interest	(45)		—		(45)
Equity income of affiliate, net of benefit of ($2,016)	1,038		—		1,038

Income from continuing operations	$19,771	$12,983	$(15,113)		$17,641

a.	Reflects adjustment in rental income to reflect the elimination of rents from GEO properties.

b.	Elimination of GEO rent expense

c.	Adjustment is to record depreciation based on the fairmarket value of the acquired properties based on the purchase method of accounting. Amount is calculated as follows:

Allocation of purchase price to assets acquired	$408,663

Estimated average useful life	40

Pro rated Depreciation Expense	$7,662

d.	Reflects net adjustment to record interest expense and amortization of financing fees and elimination of CPV interest expense:

Term Loan	$365,000

Rate	7.50%

Pro Rated	$20,531

Deferred Financing Costs	$9,589

Years	7

Pro Rated	$1,027

e.	Reflects tax provision at an effective rate of 38%

The Geo Group, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Fiscal Year Ended January 1, 2006
(in thousands, except per share data)

	GEO	CPV
	Actual	Actual	Adjustments		Pro Forma
Revenues	$612,900	$27,945	$(25,297)	a	$615,548
Operating expenses	540,128		(23,275)	b	516,853
Depreciation and amortization	15,876	5,859	4,358	c	26,093
General and administrative expenses	48,958	3,025	—		51,983

Operating Income	7,938	19,061	(6,380)		20,619
Interest Income	9,154	108	—		9,262
Interest Expense	(23,016)	(1,106)	(27,639)	d	(51,761)
Write off of Deferred Financing Fees	1,360	—	—		1,360

Income (loss) before income taxes, equity	(7,284)	18,063	(34,018)		(23,239)
income of affiliate Provision (benefit) for income taxes	(11,826)		(12,927)	e	(24,753)
Minority Interest	(742)		—		(742)
Equity income of affiliate, net of benefit of (2,016)	2,079		—		2,079

Income from continuing operations	$5,879	$18,063	$(21,091)		$2,851

a.	Reflects adjustment in rental income to reflect the elimination of rents from GEO properties.

b.	Elimination of GEO rent expense

c.	Adjustment is to record depreciation based on the fairmarket value of the acquired properties based on the purchase method of accounting. Amount is calculated as follows:

Allocation of purchase price to assets acquired	$408,663

Estimated average useful life	40

Pro rated Depreciation Expense	$10,217

d.	Reflects net adjustment to record interest expense and amortization of financing fees and elimination of CPV interest expense:

Term Loan	$365,000

Rate	7.50%

Annual	$27,375

Deferred Financing Costs	$9,589

Years	7

Annual	$1,370

e.	Reflects tax provision at an effective rate of 38%